Exhibit 10.2

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Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan
Global Restricted Stock Unit Award Agreement

This Global Restricted Stock Unit Award Agreement (the “Agreement”) is between you and Boston Scientific Corporation, a Delaware corporation, (the “Company”) in connection with the award of Restricted Stock Units (the “Award”) by the Committee under the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the same meaning as assigned to them in the Plan. The applicable terms and conditions of the Plan are incorporated into and made a part of this Agreement.

1.    Grant of Units. The Committee hereby grants you that number of Restricted Stock Units as set forth in your Equity Award and Acceptance Summary (the “Units”). Each Unit represents the Company’s commitment to issue to you one share of Stock subject to the conditions set forth in this Agreement. This Award is granted pursuant to and is subject to the provisions of the Plan and the terms and conditions of this Agreement and any applicable Addendum.

    2.    Vesting. The Units shall vest and shares of Stock will be issued to you in accordance with the schedule provided in your Equity Award and Acceptance Summary. Except as otherwise provided in Sections 4, 5, 6, 7 and 8 below, the Units will vest, subject to the conditions described in Section 7 below. Shares of Stock for Units that vest in accordance with this Section 2 will be delivered to you within fifteen (15) days after the applicable vesting date but in no event later than the last day of the calendar year that includes the applicable vesting date. No shares of Stock shall otherwise be issued to you prior to the date on which the Units vest. Notwithstanding anything in the Agreement to the contrary, the Company may, in its sole discretion, settle the Units in the form of a cash payment to the extent that settlement in shares of Stock is prohibited under local law or would require the Company and/or any of its Affiliates to obtain the approval of or complete any legal or regulatory filing with any governmental and/or regulatory body in your country of residence (or country of employment, if different). Alternatively, the Company may, in its sole discretion, settle the Units in the form of shares of Stock but require you to sell such Stock immediately or within a specified time following your termination of employment (in which case, this Agreement shall give the Company the authority to issue sales instructions on your behalf).

    3.    Participant’s Rights in Stock. The shares of Stock, if and when issued to you pursuant to this Agreement, shall be registered in your name and evidenced in a
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manner as determined by the Company, in its sole discretion. Under no circumstance will you be deemed, by virtue of the granting of the Units, to be a holder of any shares of Stock underlying the Units or be entitled to the rights or privileges of a holder of such shares of Stock (including the right to receive dividends or vote the shares of Stock), unless and until the Units have vested with respect to such shares of Stock and the shares of Stock have been issued to you.

    4.    Death. In the event you terminate employment by reason of death, any Units that have not vested prior to the date of your death shall immediately vest and shares of Stock shall be issued in accordance with your will or the laws of descent and distribution. Shares of Stock for Units which vest under this Section 4 will be delivered within sixty (60) days after your employment termination date.

    5.    Retirement. If you terminate employment by reason of your Retirement, any Units that have not vested prior to the date of your Retirement shall immediately vest and shares of Stock shall be issued to you, provided you have remained in continuous service with the Company or an Affiliate through the first anniversary of the Grant Date. In the event that your Retirement occurs prior to the first anniversary of the Grant Date, all unvested Units shall immediately terminate and be forfeited in their entirety. Shares of Stock for Units which vest under this Section 5 will be delivered within thirty (30) days after your employment termination date. For purpose of this Section 5, a “Retirement” shall not include (i) a termination of your employment for Cause (as defined in Section 7 of this Agreement) or (ii) a resignation by you after being notified that the entity that employs you has elected to terminate your employment for Cause.

    In this regard, if you are a local national of and employed in a country that is a member of the European Union, the grant of the Units and the terms and conditions governing the Units are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Units is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

    6.     Disability. If you terminate employment by reason of your Disability (as the term is defined in the Plan or determined under local law), any Units that have not vested prior to the date of your termination by reason of Disability shall immediately vest and shares of Stock shall be issued to you. Shares of Stock for Units which vest under this Section 6 will be delivered within thirty (30) days after your employment termination date.

    7.    Other Termination of Employment; Certain Vesting Conditions. If your employment terminates for any reason other than death, Retirement or Disability, any Units that have not vested prior to the date of your termination shall terminate and be forfeited on the effective date of such termination, except if your employment terminates
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for Cause, in which case, all unvested Units shall be forfeited upon notice to you of your termination for Cause.

(a)    Definition of Cause. For purposes of this Agreement, “Cause” shall mean termination of your employment by the entity that employs you as a result of the occurrence of any of the following, as determined by the Company in its sole discretion:

(i)your violation of the Company’s Code of Conduct or your violation of any written policy of the Company;

(ii)your breach of your Agreement Concerning Employment, if any, or any other written agreement between you and the Company or the entity that employs you (if different);

(iii)your commission of an act of fraud, embezzlement, dishonesty or theft in connection with your duties or in the course of your employment;

(iv)your engaging in any gross or willful misconduct that causes harm, or is likely to cause harm, to the Company’s business or its reputation;

(v)your being charged with, convicted of, or pleading guilty or no contest to, any felony or any other crime involving dishonesty or moral turpitude.

(vi)your failure to substantially perform the essential duties of your employment (other than such failure resulting from your Retirement, Death or Disability as set forth in Sections 4, 5 and 6 of this Agreement).
(b)    Continuous Employment; Effective Date of Termination. Subject to Sections 4, 5 and 6 of this Agreement, the issuance of shares of Stock is conditioned on your continuous employment with the Company or an Affiliate through and on the applicable anniversary of the Grant Date as set forth in Section 2 above. For purposes of the vesting conditions set forth in this Agreement, the effective date of your termination shall be deemed to be the last day of your active service with the Company or an Affiliate (if applicable). Notwithstanding anything to the contrary in the Plan or this Agreement, and for purposes of clarity, the date of your termination of employment shall not be extended by any statutory or common law notice of termination period.

8.    Change in Control of the Company. In the event you are employed by the Company or an Affiliate at the time of a Change in Control, any Units that have not vested prior to the Change in Control shall immediately vest and shares of Stock will be issued to you immediately prior to the Change in Control; provided, however, that if you have entered into a Change in Control agreement with the Company, the Units will vest according to the provisions of the Change in Control agreement. In the event you have terminated employment with the Company or an Affiliate prior to a Change in Control as a result of death, Disability, or Retirement occurring on or after the first anniversary of
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the Grant Date, and the Change in Control occurs following your termination of employment, shares of Stock for any Units that have vested under Section 4, 5 or 6 but which have not yet been issued will be issued immediately prior to the Change in Control. Notwithstanding the foregoing and unless otherwise specifically provided in any agreement of the Company or any of its Affiliates with you pertaining to the effect of a Change in Control on outstanding Awards which is in effect as of the Change in Control, if this Award is subject to and not exempt from the application of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and provides for settlement or payment upon a Change in Control, the definition of Change in Control shall be limited to events which qualify as a change in the ownership of a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v), or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii); provided, however, that this requirement shall not cause an event that would not otherwise be considered a Change in Control under the definition of a Change in Control under the Plan to be considered a Change in Control.

    9.    Recoupment Policies.

    (a)    Executive Committee Recoupment Policy. Pursuant to the Company’s recoupment policy and to the extent permitted by governing law, the Board, in its discretion, may seek Recovery of the Award granted to you if you are a Current Executive Committee Member or Former Executive Committee Member and, in the judgment of the Board, you, while serving in such capacity as a Current Executive Committee Member, commit misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company.

        (i)    Definitions. The following terms, when used in this Section 9, shall have the meaning set forth below:

            (1)    “Current Executive Committee Member” means any individual currently designated as a corporate officer of the Company who is in an organizational job level of E-4 or E-5 (or any equivalent level under any future organizational framework).

            (2)    “Former Executive Committee Member” means any individual previously (but not currently) designated as a corporate officer of the Company who is in an organizational job level of E-4 or E-5 (or any equivalent level under any future organizational framework).

        (3)    “Recovery” means the forfeiture or cancellation of unvested Units.

    (b)    Other Compensation Recoupment Authority. The Units and any compensation associated therewith and any proceeds therefrom are subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy
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(i) in effect as of the Grant Date, as such policy may be amended from time to time, which includes but is not limited to the Company’s Dodd-Frank Clawback Policy and (ii) any other compensation recovery policy adopted after the Grant Date to facilitate compliance with applicable law, including in response to the requirements of Section 10D of the Exchange Act, the U.S. Securities and Exchange Commission’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing.

(c)     Instructions to Brokerage Firm. For purposes of Sections 9(a) and 9(b) of this Agreement, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any shares of Stock and other amounts acquired pursuant to the Units to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company upon the Company’s enforcement of the Company’s recoupment policy, the Company’s Dodd-Frank Clawback Policy and any other compensation recovery policy adopted by the Board or the Committee.

(d)     No Constructive Termination. No recovery of compensation as described in this Section 9 will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company and/or an Affiliate and you.

    10.    Consideration for Stock. The shares of Stock subject to the Units are intended to be issued for no cash consideration.

    11.    Issuance of Stock. The Company shall not be obligated to issue any shares of Stock until (a) all federal, state and local laws and regulations, as the Company may deem applicable, have been complied with; (b) the shares have been listed or authorized for listing upon official notice to the New York Stock Exchange, Inc. or have otherwise been accorded trading privileges; and (c) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company’s legal department.

    12.    Transferability; Restrictions on Shares; Legend on Certificate. Until the vesting conditions of this Award have been satisfied and shares of Stock have been issued in accordance with the terms of this Agreement and any applicable Addendum or by action of the Committee, the Units awarded under this Agreement are not transferable and you shall not sell, transfer, assign, pledge, gift, hypothecate or otherwise dispose of or encumber the Units awarded under this Agreement. Transfers of shares of Stock by you are subject to the Company’s Stock Trading Policy and applicable securities laws. Shares of Stock issued to you in certificate form or to your book entry account upon satisfaction of the vesting and other conditions of this Award may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon your book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.
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    13.    Satisfaction of Tax Obligations. Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units or the shares of Stock issued upon vesting of the Units, and (b) do not commit to structure the terms of the Award (or any aspect of the Units) to reduce or eliminate your liability for Tax-Related Items.

    Upon the issuance of shares of Stock or the satisfaction of any vesting condition with respect to the shares of Stock to be issued hereunder, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may hold back from the total number of shares of Stock to be delivered to you, and shall cause to be transferred to the Company, whole shares of Stock that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Stock, or to the extent it would not result in adverse accounting treatment, the Company may, in its sole discretion, hold back shares of Stock based on a rate of up to the maximum applicable withholding rate. If the obligation for Tax-Related Items is satisfied by holding back shares of Stock to be delivered upon settlement of the Units, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. You will have no further rights with respect to any shares of Stock that are retained by the Company pursuant to this provision. By accepting the grant of the Units, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder.

    Alternatively, you hereby authorize the Company (on your behalf and at your direction pursuant to this authorization) to immediately sell a sufficient whole number of shares of Stock acquired upon vesting resulting in sale proceeds sufficient to pay the Tax-Related Items required to be withheld. You agree to sign any agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld). Further, the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or any other amounts payable to you, with no withholding of shares of Stock or sale of shares of Stock, or may require you to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to the Units.

    All other Tax-Related Items related to the grant of the Units and any shares of Stock delivered in settlement thereof are your sole responsibility. In no event shall whole
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shares be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. You agree to indemnify the Company and its Affiliates against any and all liabilities, damages, costs and expenses that the Company and its Affiliates may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.

    The Units are intended to comply with or be exempt from the requirements of Code Section 409A. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

    Notwithstanding any provision of this Agreement to the contrary, in the event that any settlement or payment of this Award occurs as a result of your termination of employment and the Company determines that you are a “specified employee” (as that term is defined under Code Section 409A) subject to Code Section 409A at the time your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Code Section 409A, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. Any portion of this Award delayed as a result of the preceding sentence, which is (i) in whole or in part, settled in cash and (ii) based on the value of Stock, shall be based on the value of the Stock at the time the Award would have otherwise been settled or paid without application of the delay described in the preceding sentence. If this Award does not otherwise qualify for an applicable exemption from Code Section 409A, the terms “Retirement”, “terminate,” “termination,” “termination of employment,” and variations thereof as used in this agreement, are intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Code Section 409A. Notwithstanding any action or inaction by the Administrator, you are exclusively responsible for any tax consequences under Code Section 409A resulting from this Award.

    14.    Repatriation and Legal/Tax Compliance Requirements. If you are resident or employed outside of the United States, you agree to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Stock acquired pursuant to the Units) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Employer, as may be required to allow the Company and the Employer to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
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15.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

    You understand that the Company and the Employer may hold certain personal information about you, including (but not limited to) your name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Stock or directorships held in the Company, and details of all Units awarded to you or any other entitlements to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, managing and administering the Plan.

You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including but not limited to Morgan Stanley Smith Barney LLC and its affiliates (“Morgan Stanley”) or any successor or any other third party that the Company or Morgan Stanley (or its successor) may engage to assist with the administration of the Plan from time to time. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.

You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon vesting of the Units. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to
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consent or withdrawal of consent, you understand that you may contact your local human resources representative.

    16.    Nature of Grant. By participating in the Plan, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Administrator at any time, to the extent permitted by the Plan;

(b)the grant of the Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of Units, even if Units have been granted in the past;

(c)all decisions with respect to future grants of Units, if any, will be at the sole discretion of the Administrator;

(d)the grant of the Units and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your employment or service relationship (if any);

(e)you are voluntarily participating in the Plan;

(f)the Units are not intended to replace any pension rights or compensation;

(g)the Units, the underlying Shares, and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(h)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from (i) the forfeiture of the Units resulting from the termination of your employment or other service relationship (for any reason and whether or not in breach of local labor laws and whether or not later found to be invalid) and/or (ii) the forfeiture or cancellation of the Units and/or recoupment of any shares of Stock, cash, or other benefits acquired under the Plan resulting from the application of the Company’s recoupment policies contemplated under Section 9 of this Agreement;

(j)unless otherwise agreed with the Company in writing, the Units, the underlying shares of Stock and the income from and value of same are not granted as
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consideration for, or in connection with, any service you may provide as a director of an Affiliate;

(k)for purposes of the Units, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Units under this Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Unit grant (including whether you may still be considered to be providing services while on an approved leave of absence); and

(l)the following provisions apply only if you are providing services outside the United States: (A) the Units, the underlying shares of Stock, and the income from and value of same are not part of normal or expected compensation or salary for any purpose; and (B) neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Units or of any amount due to you pursuant to the settlement of the Units or the subsequent sale of any shares of Stock acquired upon settlement.

    17.    Not a Public Offering. The grant of the Units under the Plan is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities unless otherwise required under local law, and the grant of the Units is not subject to the supervision of the local securities authorities.

    18.    No Advice Regarding Grant. No Employee of the Company is permitted to advise you regarding your participation in the Plan or your acquisition or sale of the shares of Stock subject to the Units. Investment in shares of Stock involves a degree of risk. Before deciding whether to participate in the Plan, you should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan, and you should carefully review all of the materials related to the Units and the Plan. You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to the Plan.

    19.    Investment Intent. You acknowledge that the acquisition of the shares of Stock to be issued hereunder is for investment purposes without a view to distribution thereof.

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    20.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the shares of Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to those shares of Stock (e.g., Units) or rights linked to the value of shares (e.g., phantom awards, futures) during such times you are considered to have “inside information” regarding the Company, as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed insider information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and are advised to speak to your personal advisor on this matter.

    21.    Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to the Units and participation in the Plan or future grants of Units that may be granted under the Plan, by electronic means unless otherwise prohibited by local law. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

22.    Language. If you are resident outside of the United States, you hereby acknowledge and agree that it is your express intent that this Agreement and any applicable Addendum, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. You acknowledge that you are proficient in the English language and understand the terms of this Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. If you have received this Agreement and any applicable Addendum, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

    23.    Addendum. Notwithstanding any provision of this Agreement to the contrary, the Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as are forth in the applicable addendum to the Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in the Addendum to this Agreement, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan (or the Company may establish alternative terms and
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conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of this Agreement.

    24.    Additional Requirements. The Administrator reserves the right to impose other requirements on the Units, any shares of Stock acquired pursuant to the Units and your participation in the Plan to the extent the Administrator determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

    25.    Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principle executive offices of the Company and to you at the address appearing in the personnel records of the Company for you or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

    26.    Award Subject to the Plan; Conflicts. The Units granted pursuant to this Agreement and any applicable Addendum is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. This Agreement contains terms and provisions established by the Committee specifically for the grant described herein. Unless the Committee has exercised its authority under the Plan to establish specific terms of an Award, the terms of the Plan shall govern. Subject to the limitations set forth in the Plan, the Committee retains the right to alter or modify the Units granted pursuant to this Agreement as the Committee may determine are in the best interests of the Company. You hereby accept the Units subject to all the terms and provisions of the Plan and this Agreement and agree that all decisions under, and interpretations of, the Plan and this Agreement by the Administrator, Committee or the Board shall be final, binding and conclusive upon you and your heirs and legal representatives.

    27.    Governing Law and Venue. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute under the Agreement, including the Addendum, the parties hereby submit to and consent to the exclusive jurisdiction of The Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the courts of Boston, or the federal courts for the United States for the District of Massachusetts and no other courts where the grant of the Units is made and/or to be performed.

    28.    Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

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    29.    Severability. You agree that the provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

30.     Waiver. You understand that the waiver by the Company with respect to your compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of a provision of this Agreement.

    31.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the one and the same instrument.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant have executed and delivered this Agreement as a sealed instrument as of the date and year first above written.

BOSTON SCIENTIFIC CORPORATION

Michael F. Mahoney
President and Chief Executive Officer

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BOSTON SCIENTIFIC CORPORATION

ADDENDUM TO THE AWARD AGREEMENT
RELATING TO RESTRICTED STOCK UNITS GRANTED
PURSUANT TO THE
AMENDED AND RESTATED 2011 LONG-TERM INCENTIVE PLAN

In addition to the terms of the Plan and the Agreement, the Units are subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 23 of the Agreement, if you transfer your residence and/or employment to another country reflected in the Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”), UNITED KINGDOM AND SWITZERLAND

Personal Data. This provision replaces Section 15 of the Agreement:

Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify you of the following in relation to your Personal Data (defined below) and the collection, processing and transfer in electronic or other form of such Personal Data in relation to the grant of the Units and your participation in the Plan. The collection, processing and transfer of your Personal Data is necessary for the legitimate purpose of the Company and the Employer’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of Personal Data may affect your participation in the Plan. As such, by accepting the Award, you acknowledge the collection, use, processing and transfer of Personal Data as described herein.

You understand that the Company and the Employer hold certain personally identifiable information about you, specifically, your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Personal Data”). The Personal Data may be provided by you to or collected, where lawful, from third parties. The Company or the Employer each act as controllers of the Personal Data and will process the Personal Data in this context for the exclusive legitimate purpose of implementing, administering and managing your participation in the Plan and meeting related legal obligations associated with these actions.
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The processing will take place through electronic and non-electronic means according to logics and procedures correlated to the purposes for which the Personal Data was collected and with confidentiality and security provisions as set forth by applicable laws and regulations. Personal Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and other aspects of the employment relationship and for participation in the Plan.

The Company and the Employer will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and the Employer may each further transfer Personal Data to third parties assisting the Company or the Employer in the implementation, administration and management of the Plan, including Morgan Stanley Smith Barney LLC and its affiliates or any successor or other third party that the Company, the Employer or Morgan Stanley Smith Barney LLC and its affiliates (or its successor) may engage to assist with the administration of the Plan from time to time. These recipients may be located in the EU/EEA, the United Kingdom, Switzerland or elsewhere throughout the world, such as the United States. By participating in the Plan, you understand that these recipients may receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan. You further understand that you may request a list with the names and addresses of any potential recipients of your Personal Data by contacting your local Human Resources manager or the Company’s Human Resources Department. When transferring Personal Data to these potential recipients, the Company and the Employer provide appropriate safeguards in accordance with EU Standard Contractual Clauses or other legally binding and permissible arrangements. You may request a copy of such safeguards from your local human resources manager or the Company’s Human Resources Department.

To the extent provided by law, you may, at any time, have the right to request: access to Personal Data, rectification of Personal Data, erasure of Personal Data, restriction of processing of Personal Data, and portability of Personal Data. You may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting in writing your Human Resources manager. Your provision of Personal Data is a contractual requirement. You understand, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to grant the Units to you, or grant other equity awards or administer or maintain such equity awards. For more information on the consequences of your refusal to provide Personal Data, you understand that you may contact your local human resources manager or the Company’s Human Resources Department.
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When the Company and the Employer no longer need to use Personal Data for the purposes above or do not need to retain it for compliance with any legal or regulatory purpose, each will take reasonable steps to remove Personal Data from their systems and/or records containing the Personal Data and/or take steps to properly anonymize it so that you can longer be identified from it.

ARGENTINA

Type of Offering. Neither the grant of the Units, nor the issuance of shares of Stock subject to the grant, constitutes a public offering.

AUSTRALIA

Securities Law Information. This grant is being made under Division 1A, Part 7.12 of the Australia Corporations Act (Cth). Please note that if you offer shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on the relevant disclosure obligations prior to making any such offer.

Breach of Law. Notwithstanding anything to the contrary in the Agreement or the Plan, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

AUSTRIA

No country-specific provisions.

BELGIUM

No country-specific provisions.

BRAZIL

Compliance with Law. By accepting the Units, you acknowledge that you agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Units, the receipt of any dividends, and the sale of shares of Stock acquired under the Plan.

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Labor Law Policy and Acknowledgement. This provision supplements Section 16 of the Agreement:

By accepting the Units, you agree that (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the Units, if any, is not part of your remuneration from employment.

CANADA

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement or the Plan, all Units shall be settled only in shares of Stock (and shall not be settled in cash).

Personal Data. This provision supplements Section 15 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliate and the Administrator to disclose and discuss the Plan with their advisors. You further authorize the Company and any Affiliate to record such information and to keep such information in your employee file.

Securities Law Information. You are permitted to sell shares of Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the sale of shares of Stock takes place outside Canada through the facilities of a stock exchange on which the shares are listed (i.e., the New York Stock Exchange).

Nature of Grant. The following provision supplements Section 16(k) of the Agreement:

For purposes of the Units, your employment or service relationship will be considered terminated as of the earliest of: (a) the date that your employment or service relationship with the Company or one of its Affiliates is terminated; (b) the date that you receive a notice of termination of employment or service; and (c) the date upon which you cease to actively provide services, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. The Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Unit grant (including whether you may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the Units, if any, will terminate effective as of the last date of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting
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if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

French Language Documents. The following provision will apply if you are a resident of Quebec:

A French translation of this Agreement and certain other documents related to the Units will be made available to you as soon as reasonably practicable. You understand that, from time to time, additional information related to the Units may be provided in English and such information may not be immediately available in French. However, upon request, the Company will provide a translation of such information into French as soon as reasonably practicable.  Notwithstanding anything to the contrary in the Agreement, and unless you indicate otherwise, the French translation of this Agreement and certain other documents related to the Units will govern your participation in the Plan.

CHILE

Securities Law Information. The offer of the Units constitutes a private offering of securities in Chile effective as of the Grant Date. This offer of Units is made subject to general ruling N° 336 of the Commission for the Financial Market (Comisión para el Mercado Financiero, “CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the Units are not registered in Chile, the Company is not required to provide public information about the Units or the shares of Stock in Chile. Unless the Units and/or the shares of Stock are registered with the CMF, a public offering of such securities cannot be made in Chile.
Esta oferta de Unidades de Acciones Restringidas (“Units”) constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Concesión. Esta oferta de Units se acoge a las disposiciones de la Norma de Carácter General Nº 336 (“NCG 336”) de la Comisión para el Mercado Financiero de Chile (“CMF”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse los Units de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de los Units or sus Acciones. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion:

Shares of Stock Must Be Held with Designated Broker. All shares of Stock issued upon settlement of your Units will be deposited into a personal brokerage account established with the Company’s designated broker, Morgan Stanley Smith Barney LLC (or any successor broker designated by the Company), on your behalf. You understand that you may sell the shares of Stock at any time after they are deposited in such account, however, you may not transfer the shares of Stock out of the brokerage account. If the
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Company changes its designated broker, you acknowledge and agree that the Company may transfer any shares of Stock issued under the Plan to the new designated broker, if necessary for legal or administrative reasons. You agree to sign any documentation necessary to facilitate the transfer of shares of Stock.

Mandatory Sale of Shares Following Termination of Employment. You are required to sell all shares of Stock acquired upon vesting of the Units no later than 90 days following your termination of employment with the Company and its Affiliates (or such earlier date as may be required by the China State Administration of Foreign Exchange (“SAFE”)), in which case, this Addendum shall give the Company the authority to issue sales instructions on your behalf). If any shares remain outstanding on the 90th day following your employment termination date (or such earlier date as may be required by SAFE), you hereby direct, instruct and authorize the Company to issue sale instructions on your behalf.

You agree to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. You acknowledge that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of shares of Stock at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Stock are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to you in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions. You understand and agree that, pursuant to local exchange control requirements, you will be required immediately to repatriate to China the proceeds from the sale of any shares of Stock acquired under the Plan. You further understand that such repatriation of proceeds may be effected through a special bank account established by the Company or its Affiliate, and you hereby consent and agree that proceeds from the sale of shares of Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
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Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

The above requirements will not apply to non-Chinese nationals, unless otherwise required by the Company or by SAFE.

BY ELECTRONICALLY ACCEPTING THIS AGREEMENT, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

COLOMBIA

Nature of Grant. This provision supplements Section 16 of the Agreement:
You acknowledge that, pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of your “salary” for any legal purpose. Therefore, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

Securities Law Information. The shares of Stock are not and will not be registered with the Colombian registry of publicly held securities (Registro Nacional de Valores y Emisores) and, therefore, the shares of Stock may not be offered to the public in Colombia. Nothing in the Agreement should be construed as making a public offer of securities in Colombia.

COSTA RICA

No country-specific provisions.

CZECH REPUBLIC

No country-specific provisions.

DENMARK

Treatment of Units upon Termination of Service. Notwithstanding any provisions in the Agreement to the contrary, the treatment of the Units upon your termination of employment shall be governed by the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), as in effect at the time of your termination of employment (as determined by the
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Administrator, in its discretion, in consultation with legal counsel). You acknowledge having received an “Employer Information Statement” in Danish, which is provided to comply with the Stock Option Act.

EGYPT

No country-specific provisions.

FINLAND

No country-specific provisions.

FRANCE

Type of Grant. The Units are granted as French-Qualified Restricted Stock Units and are intended to qualify for the special tax and social security treatment applicable to shares of Stock granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended. The Award is granted subject to the terms and conditions of the Rules of the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan French Sub-Plan (the “French Sub-Plan”).

Capitalized terms not defined herein, the Agreement or the Plan shall have the meanings ascribed to them in the French Sub-Plan.

Certain events may affect the status of the Units as French-Qualified RSUs or the underlying shares of Stock, and the Award or the underlying shares of Stock may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the French-Qualified RSUs or of the underlying shares of Stock.

(a)Restrictions on Sale or Transfer of Shares of Stock.

(1)Minimum Vesting/Issuance Period. The Award will vest according to the vesting schedule set forth in the Equity Award and Acceptance Summary, provided, however, that under no circumstances will shares of Stock underlying the Award be issued and delivered to a French Participant prior to the expiration of such period as is required to comply with the minimum mandatory period applicable to the Award under Section L. 225-197-1 of the French Commercial Code, as amended, the relevant sections of the French Tax Code and/or the relevant sections of the French Social Security Code, as amended, except in the case of your death. The minimum mandatory period is currently one (1) year from the Grant Date.

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(2)Minimum Mandatory Holding Period. You may not sell or transfer the shares of Stock acquired upon vesting of the Award until such time as is required to comply with the minimum mandatory holding period applicable to the Award under Section L. 225-197-1 of the French Commercial Code, as amended, the relevant sections of the French Tax Code and/or the relevant sections of the French Social Security Code, as amended, except in the case of your death or Disability (as defined in the French Sub-Plan). The minimum mandatory holding period is currently two (2) years from the Grant Date.

Except in the case of your termination of employment due to death or Disability (as defined in the French Sub-Plan), the minimum mandatory holding period restriction will continue to apply even if you are no longer an Employee.

(3)Closed Periods. You may not sell any Stock issued upon vesting of the Award during certain Closed Periods, to the extent applicable to the Stock underlying the Award granted by the Company, as described in the French Sub-Plan.

(b)Termination of Service Due to Death. In the event of your death, your heirs may request the issuance of the Stock underlying any French-Qualified RSUs that have not vested prior to your death subject to the Award within six (6) months from the date of your death. If your heirs do not request the shares of Stock within six (6) months from the date of your death, the Award will be forfeited.

Use of English Language. You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Utilisation de la langue anglaise. Vous reconnaissez et acceptez qu’il est de votre volonté que le présent accord, ainsi que tous documents, toutes notifications et toutes procédures judiciaires conclues, reçues ou intentées en vertu des présentes ou s’y rapportant directement ou indirectement, soient rédigés en anglais.

GERMANY

Exchange Control Information. Cross-border payments in in excess of EUR 12,500 must be reported to the German Federal Bank (Bundesbank). If you receive a payment in excess of this amount (including if you acquire shares of Stock with a value in excess of this amount or sell shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount) and/or if the Company withholds shares with a value in excess of EUR 12,500 to recover taxes due by you in connection with your Units, you must report the payment and/or the value of the shares received and/or withheld to
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Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.

GREECE

No country-specific provisions.

HONG KONG

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Addendum or the Plan, the Units shall be settled only in shares of Stock (and may not be settled in cash).

Lapse of Restrictions. If, for any reason, shares of Stock are issued to you within six months after the Grant Date, you agree that you will not sell or otherwise dispose of any such shares of Stock prior to the six-month anniversary of the Grant Date.

IMPORTANT NOTICE/WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the documents, you should obtain independent professional advice. The Units and shares of Stock issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Units are intended only for the personal use of each eligible employee of the Employer, the Company or any Affiliate and may not be distributed to any other person.

Wages. The Units and shares of Stock subject to the Units do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

Nature of the Program. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Units shall be null and void.

INDIA

Forced Sale of Shares. Due to regulatory requirements in India, the Company reserves the right to require that you sell all shares of Stock delivered to you, either immediately upon
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receipt of such shares of Stock or upon your termination of employment. In this regard, you agree that the Company is authorized to instruct Morgan Stanley Smith Barney LLC and its affiliates or any successor or other third party that the Company may engage to assist with the administration of the Plan from time to time, to assist with any such mandatory sale of shares of Stock (on your behalf pursuant to this authorization), and you expressly authorize the designated broker to complete the sale of such shares of Stock. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the shares of Stock and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur. You acknowledge that Morgan Stanley Smith Barney LLC and its affiliates or subsequent designated broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Due to fluctuations in the Stock price and/or applicable exchange rates between the date the shares of Stock are delivered to you and (if later) the date on which the shares of Stock are sold, the amount of proceeds ultimately distributed to you may be more or less than the market value of the shares of Stock on the relevant vesting date or the date on which the shares are delivered to you.  Upon the sale of the shares of Stock, the cash proceeds from the sale of shares of Stock (less any applicable Tax-Related Items, brokerage fees or commissions) will be delivered to you in accordance with applicable laws and regulations, as determined by the Company in its sole discretion.

Alternatively, depending on applicable regulatory requirements then in effect, the Company reserves the discretion to determine whether to settle any vested Units in cash.

INDONESIA

No country-specific provisions.

IRELAND

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement or the Plan, all Units shall be settled only in shares of Stock (and shall not be settled in cash).

ISRAEL

102 Sub-Plan. The Units are granted to you pursuant to the Israeli Sub-Plan to the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan (the “Israeli Sub-Plan”), and are subject to the terms and conditions stated in the Israeli Sub-Plan, the Plan, and the Agreement, including this Addendum. By accepting the Units, you acknowledge and agree to be bound by the terms of the Israeli Sub-Plan and consent to the terms of the “Consent Letter - 102 Capital Gain Awards” attached hereto as Appendix A (the “Consent Letter”). If you do not affirmatively accept the Units (and accordingly, the terms of the Israeli Sub-Plan, the Agreement and the Consent Letter) within ninety (90) days after the Grant Date, the Units may not qualify under the capital gain tax treatment.
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Until further election by the Company, the Units and any shares of Stock received upon vesting of the Units are intended to qualify for the tax treatment available in Israel pursuant to the provisions of the “capital gain track” under Section 102 (“Section 102”) of the Israeli Income Tax Ordinance [New Version], 1961 (the “ITO”), including the provisions of the Income Tax Rules (Tax Benefits in Shares Issuance to Employees), 2003 and any Tax Ruling. However, in the event the Units do not meet the requirements of Section 102 of the ITO, such Units and the underlying shares of Stock shall not qualify for the favorable tax treatment under the capital gain track. The Company makes no representations or guarantees that the Units will qualify for favorable tax treatment and will not be liable or responsible if favorable tax treatment is not available under Section 102.

The Units are subject to the trust (the “Trust”) established by the trust and services agreement (the “Trust Agreement”) with ESOP Management and Trust Services Ltd. (the “Trustee”). To receive the tax treatment provided for in Sections 102(b)(2) and 102(b)(3) of the ITO, shares of Stock acquired by you upon vesting of the Units will be issued directly to the Trustee or controlled by the Trustee under a supervisory trustee arrangement, and will be held by the Trustee on your behalf or controlled by the Trustee at least until the end of the Required Holding Period (as defined in the Israeli Sub-Plan), which is currently twenty-four (24) months from the Grant Date, or any other period determined under the ITO as now in effect or as hereafter amended or by the Israeli Income Tax Authority. Subject to the conclusion of the Required Holding Period and any further period included herein, shares of Stock acquired by you upon vesting of the Units will be held or controlled by the Trustee until their sale, unless you request to release the shares of Stock to your direct holding, in which case the release will be subject to the receipt by the Trustee of an acknowledgment from the Israeli Income Tax Authority that you have paid all applicable taxes due pursuant to the ITO and Section 102, or the Trustee withholds any applicable tax due pursuant to the ITO and Section 102. You will not be permitted to elect to sell or release any shares of Stock acquired upon vesting of the Units prior to the conclusion of the Required Holding Period.

The Company may at its sole discretion replace the Trustee from time to time and instruct the transfer of all Units and shares of Stock held and/or administered by such Trustee at such time to its successor and the provisions of your Agreement shall apply to the new Trustee mutatis mutandis.

Any and all Tax-Related Items due in relation to the Units and shares of Stock shall be borne solely by you and in the event of death, by your heirs. The Company, the Employer and/or the Trustee shall withhold Tax-Related Items according to the requirements under the applicable laws, the rules, and regulations, including withholding Tax-Related Items at source. Furthermore, you hereby agree to indemnify the Company, the Employer and/or the Trustee and hold them harmless against and from any and all liability for any such Tax-Related Items or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax-Related Items from any payment made to you. The Company, the Employer and/or the Trustee, to the
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extent permitted by law, shall have the right to deduct from any payment otherwise due to you, or from proceeds of the sale of any shares of Stock, an amount equal to any Tax-Related Items required by law to be withheld with respect to such shares of Stock. You will pay to the Company, the Employer or the Trustee any Tax-Related Items that the Company, the Employer or the Trustee may be required to withhold with respect to any shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to deliver any shares of Stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section. Any fees associated with any vesting, sale, transfer or any act in relation to the Units and the shares of Stock, shall be borne by you. The Trustee, the Company and/or the Employer shall be entitled to withhold or deduct such fees from payments otherwise due to/from the Company, the Employer or the Trustee.

Securities Law Information.  The Company has obtained from the Israel Securities Authority an exemption from the requirement to file a prospectus in relation to the Plan. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available by contacting your local human resources manager.

ITALY

Plan. This provision supplements Section 16 of the Agreement:
You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Vesting, Other Termination of Employment, Certain Vesting Conditions, Recoupment Policy, Issuance of Stock, Satisfaction of Tax Obligations, Nature of Grant, and Choice of Law and Venue.
JAPAN

No country-specific provisions.

KAZAKHSTAN

Securities Law Information. This offer is addressed only to certain eligible employees of the Company and its Affiliates in the form of shares of Stock to be issued by the Company, subject to the terms and conditions of the Agreement and the Plan. Neither the Plan nor the Agreement has been approved, nor do they need to be approved, by the National Bank of Kazakhstan. This offer is intended only for the original recipient and is not for general circulation in the Republic of Kazakhstan.

LEBANON

Securities Law Information. The Plan does not constitute the marketing or offering of securities in Lebanon pursuant to Law No. 161 (2011), the Capital Markets Law. Offerings under the Plan are being made only to eligible employees of the Company and its Affiliates.
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MALAYSIA

Award Conditioned upon Election to Pay Taxes Directly to the Malaysian Inland Revenue Board. You understand and agree that your Award is conditioned upon your completing, signing and submitting a letter to your Employer, indicating your election to pay any income tax or other tax liability arising in connection with taxable income recognized under the Plan directly to the Malaysian Inland Revenue Board. (You may contact your Employer to request a form letter for this purpose.) You understand that if you fail to file such an election letter with your Employer, your Award will be null and void.

Consent to Collection, Processing and Transfer of Personal Data. This provision replaces Section 15 of the Agreement in its entirety:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data, as described in this Addendum and any other grant materials by and among, as applicable, the Company and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). The Data is supplied by the Company and also by you through information collected in connection with the Agreement and the Plan.
You understand that Data will be transferred to the current stock plan service providers or a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative:. You authorize the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, limit the processing of Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company may not be able to grant you Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Please take note that by electronically accepting this Agreement, you have confirmed that you explicitly, voluntarily and unambiguously consent to the collection, use and transfer of your personal data in accordance with the terms in this notification. However, if for any reason you do not consent to the processing of your personal data, you have the right to reject such consent by contacting your local human resources representative:.

Anda dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang diterangkan dalam Lampiran ini dan apa-apa bahan pemberian unit saham terhad yang lain oleh dan di antara, seperti yang berkenaan, Syarikat dan Ahli Gabungan untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan penyertaan anda di dalam Pelan.
Anda memahami bahawa Syarikat Ahli Gabungan mungkin memegang maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer saham Biasa atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua unit saham terhad, atau apa-apa hak lain atas syer Biasa saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedahanda, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut (“Data”). Data tersebut dibekalkan oleh Syarikat dan juga oleh anda berkenaan dengan Perjanjian dan Pelan.
Anda memahami bahawa Data ini akan dipindahkan kepada pembekal perkhidmatan pelan saham semasa atau pembekal perkhidmatan pelan saham yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Anda memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain, dan bahawa negara penerima-penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda. Anda memahami bahawa sekiranya anda menetap di luar Amerika Syarikat, anda boleh meminta satu senarai yang mengandungi nama-nama dan alamat-alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan anda:. Anda memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima-penerima kemungkinan lain yang mungkin akan membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, bagi tujuan melaksanakan, mentadbir dan menguruskan penyertaan anda di dalam Pelan, termasuk segala pemindahan Data tersebut sebagaimana yang dikehendaki kepada broker, egen eskrow atau pihak ketiga dengan siapa syer Biasa saham diterima semasa peletakhakan saham terhad unit mungkin didepositkan. Anda memahami bahawa Data hanya akan disimpan selagi ia adalah diperlukan untuk melaksanakan, mentadbir, dan menguruskan penyertaan anda dalam Pelan. Anda memahami bahawa sekiranya anda menetap di luar Amerika Syarikat, anda boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data, mengehadkan pemprosean Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela semata-mata. Sekiranya anda tidak bersetuju, atau sekiranya anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan dan kerjaya anda dengan Syarikat tidak akan terjejas; satu-satunya akibat buruk sekiranya anda tidak bersetuju atau menarik balik persetujuan andaadalah bahawa Syarikat tidak akan dapat memberikan unit saham terhad anda atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan. Untuk maklumat lebih lanjut mengenai akibat-akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan.
Sila ambil perhatian bahawa dengan menerima Perjanjian ini secara elektronik, anda mengesahkan bahawa anda secara eksplisit, sukarela, dan tanpa sebarang keraguan bersetuju dengan pengumpulan, penggunaan, dan pemindahan data peribadi anda mengikut terma-terma dalam notis ini. Walaubagaimanapun, jika atas apa-apa sebab-sebab tertentu anda tidak bersetuju dengan pemprosesan data peribadi anda, anda mempunyai hak untuk menolak persetujuan anda dengan menghubungi wakil sumber manusia tempatan anda:.

MEXICO

Securities Law Information. You expressly recognize and acknowledge that the Company’s grant of the Units and the underlying shares of Stock under the Plan have not been registered with the National Register of Securities maintained by the Mexican
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National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the Units may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Employer in Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Acknowledgement of the Agreement. By accepting the Units, you acknowledge that you have received a copy of the Plan and the Agreement, including this Addendum, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement, including this Addendum. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in the “Nature of Grant” section of the Agreement, which clearly provide as follows:
(1)    Your participation in the Plan does not constitute an acquired right;
(2)    The Plan and your participation in it are offered by the Company on a wholly discretionary basis;
(3)    Your participation in the Plan is voluntary; and
(4)    The Company and its Affiliates are not responsible for any decrease in the value of any shares of Stock acquired at vesting of the Units.
Reconocimiento del Contrato. Al aceptar los Unidades, usted reconoce que ha recibido una copia del Plan y del Contrato con inclusión de este Apéndice, que le ha examinado. Usted reconoce, además, que usted acepta todas las disposiciones del Plan y del Contrato. Usted también reconoce que ha leído y, concretamente, y aprobar de forma expresa los términos y condiciones establecidos en la “Naturaleza del Otorgamiento” que claramente dispone lo siguiente:
(1)    Su participación en el Plan no constituye un derecho adquirido;
(2)    El Plan y su participación en el Plan se ofrecen por Boston Scientific Corporation en su totalidad sobre una base discrecional;
(3)    Su participación en el Plan es voluntaria; y
(4)    Boston Scientific Corporation y sus afiliadas no son responsables de ninguna disminución en el valor de las acciones adquiridas en la adquisición de los Unidades.
Labor Law Acknowledgement and Policy Statement. By accepting the Units, you acknowledge that Boston Scientific Corporation, with registered offices at 300 Boston Scientific Way, Marlborough, Massachusetts 01752, United States of America, is solely
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responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of Units and any acquisition of shares of Stock under the Plan do not constitute an employment relationship between you and Boston Scientific Corporation because you are participating in the Plan on a wholly commercial basis and your sole employer is a Mexican legal entity (“Boston Scientific-Mexico”). Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the Employer, Boston Scientific-Mexico, and do not form part of the employment conditions and/or benefits provided by Boston Scientific-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of Boston Scientific Corporation, therefore, Boston Scientific Corporation reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.
Finally, you hereby declare that you do not reserve to you any action or right to bring any claim against Boston Scientific Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to Boston Scientific Corporation, its Affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.
Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Al aceptar los Unidades, usted reconoce que Boston Scientific Corporation, con oficians registradas on 300 Boston Scientific Way, Marlborough, Massachusetts 01752, Estados Unidos de América, es el único responsable de la administración del Plan. Además, usted acepta que su participación en el Plan, la concesión de los Unidades y cualquier adquisición de acciones en el marco del Plan no constituyen una relación laboral entre usted y Boston Scientific Corporation porque usted está participando en el Plan en su totalidad sobre una base comercial y su único empleador es una sociedad mercantil Mexicana (“Boston Scientific-Mexico”). Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establece ningún derecho entre usted y su Empleador, Boston Scientific-Mexico, y que no forman parte de las condiciones de empleo y / o prestaciones previstas por Boston Scientific-Mexico, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.
Además, usted entiende que su participación en el Plan es causada por una decisión discrecional y unilateral de Boston Scientific Corporation, por lo que Boston Scientific Corporation se reserva el derecho absoluto a modificar y/o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna para con usted.
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Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Boston Scientific Corporation, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total finiquito a Boston Scientific Corporation, sus afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
NETHERLANDS

Waiver of Termination Rights. By accepting the Units, you hereby waive any and all rights to compensation or damages as a result of the termination of employment with the Company and the Employer for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) your ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

NEW ZEALAND

Securities Law Information.

Warning

This is an offer of Units which, upon vesting and settlement in accordance with the terms of the Plan and the Agreement, will be converted into shares of Stock. Shares of Stock give you a stake in the ownership of Boston Scientific Corporation. You may receive a return if dividends are paid.

If Boston Scientific Corporation runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preference shares have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing.
Prior to the vesting and settlement of the Units, you will not have any rights of ownership (e.g., voting or dividend rights) with respect to the underlying shares of Stock.
No interest in any Units may be transferred (legally or beneficially), assigned, mortgaged, charged or encumbered.
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The shares of Stock are quoted on the New York Stock Exchange. This means that if you acquire shares of Stock under the Plan, you may be able to sell them on the New York Stock Exchange if there are interested buyers. You may get less than you invested. The price will depend on the demand for the shares of Stock.

You also are hereby notified that the documents listed below are available for review on sites at the web addresses listed below:
1.Boston Scientific Corporation’s most recent Annual Report (Form 10-K): https://www.sec.gov/cgi-bin/browse-edgar?CIK=bsx&owner=exclude&action=getcompany&Find=Search.

2.Boston Scientific Corporation’s most recent published financial statements (Form 10-Q or 10-K) and the auditor’s report on those financial statements: https://www.sec.gov/cgi-bin/browse-edgar?CIK=bsx&owner=exclude&action=getcompany&Find=Search.

3.The Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

4.Boston Scientific Corporation Restricted Stock Unit Award Agreement and Amended and Restated 2011 Long-Term Incentive Plan Q&A Summary Sheet: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

5.Boston Scientific Corporation Equity Award and Acceptance Summary: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

A copy of the above documents will be sent to you free of charge on written request being mailed to: Boston Scientific Corporation, Corporate Compensation, 300 Boston Scientific Way, Marlborough, MA 01752, USA.

NORWAY

No country-specific provisions.

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PAKISTAN

Forced Sale of Shares. The Company reserves the right to force the immediate sale of the shares of Stock to be issued upon vesting and settlement of the Units. If applicable, you agree that the Company is authorized to instruct its designated broker, on your behalf, to assist with the mandatory sale of such shares of Stock and you expressly authorizes the Company’s designated broker to complete the sale of such shares of Stock. You expressly acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of shares of Stock at any particular price. Upon the sale of shares of Stock, you shall receive the cash proceeds from the sale of shares of Stock, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You also acknowledge that you are unaware of any material non-public information with respect to the Company or any securities of the Company as of the date of the Agreement.

PERU

Securities Law Information. The grant of Units is considered a private offering in Peru; therefore, it is not subject to registration. For more information concerning the grant, you acknowledge that you should refer to the Plan, the Agreement, and any other materials made available by the Company. For more information regarding the Company, you acknowledge that you should refer to the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q available at www.sec.gov.

Additional Acknowledgement of Nature of Plan and the Units. By accepting the Units, you understand, acknowledge and agree that the Units are being granted ex gratia by the Company.

PHILIPPINES

Settlement in Cash. Pursuant Section 2 of the Agreement, the Company shall settle your Units in the form of a cash payment unless, at the time of vesting, share settlement does not trigger the need for any approval from and/or filing with the Philippines Securities and Exchange Commission.

POLAND

No country-specific provisions.

PORTUGAL

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.
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Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.

PUERTO RICO

No country-specific provisions.

ROMANIA
Language Consent. By accepting the grant of Units, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly.
Consimtamant cu Privire la Limba. Acceptând acordarea unităților de Unit-uri, recunoașteți că sunteți competenți în citirea și înțelegerea limbii engleze și înțelegeți pe deplin termenii documentelor legate de subvenție (Acordul de acordare și planul), care au fost furnizate în limba engleză. Acceptați termenii acestor documente în consecință.
RUSSIA
THE PROVISIONS BELOW ARE CURRENT AS OF DECEMBER 2022 AND MAY NOT ADDRESS THE CURRENT LEGAL AND TAX CONSIDERATIONS AND REQUIREMENTS ASSOCIATED WITH AWARDS IN RUSSIA. YOU SHOULD CONSULT WITH A LEGAL AND TAX ADVISOR TO ENSURE COMPLIANCE WITH APPLICABLE LAW AS IT RELATES TO YOUR PARTICIPATION IN THE PLAN.
U.S. Transaction. You understand that the Units shall be valid and this Agreement shall be concluded and become effective only when the Agreement is received by the Company in the United States. Upon vesting of the Units, any shares of Stock to be issued to you shall be delivered to you through a bank or brokerage account in the United States. In no event will shares of Stock be delivered to you in Russia; instead, all shares of Stock acquired upon vesting of the Units will be maintained on your behalf in the United States. You are not permitted to sell shares of Stock acquired at vesting directly to a Russian legal entity or resident.
Securities Law Information. You acknowledge that the Units, the Equity Award and Acceptance Summary, the Agreement, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The shares of Stock acquired pursuant to the Plan have not and will not be registered in Russia and, therefore, neither the Units nor the shares of Stock may be used for offering or public circulation in Russia.
Repatriation Requirements. You agree to promptly repatriate proceeds resulting from the sale of shares of Stock acquired under the Plan to a foreign currency account at an authorized bank in Russia if legally required at the time shares of Stock are sold and to comply with all applicable local foreign exchange rules and regulations. Neither the
–Rev 1.2024

Company nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws.
The repatriation requirement may not apply with respect to cash amounts received in an account that is considered by the Central Bank of Russia to be a foreign brokerage account opened with a financial market institution other than a bank. Statutory exceptions to the repatriation requirement also may apply.
Anti-Corruption Notification. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of Stock of foreign companies such as the Company). Accordingly, you should inform the Company if you are covered by these laws because you should not hold shares of Stock acquired under the Plan.
Labor Law Information. If you continue to hold shares of Stock acquired upon settlement of the Units after an involuntary termination of employment, you may not be eligible to receive unemployment benefits in Russia.
Settlement of Units. Depending on applicable restrictions then in effect, the Company has the sole discretion to postpone the vesting and/or settlement of any Units, to determine whether to settle any vested Units in shares of Stock or in cash, or to cancel such Units for no consideration.
SAUDI ARABIA

Securities Law Information. The grant of the Units is not subject to the regulations concerning public offers and private placements under the Law on Capital Markets.

SINGAPORE

Private Placement. The grant of the Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that the Units are subject to section 257 of the SFA and you will not be able to make any subsequent sale of the shares of Stock in Singapore, or any offer of such subsequent sale of the shares of Stock subject to the grant in Singapore, unless such sale or offer is made (i) after six months from the Grant Date or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

–Rev 1.2024

SOUTH AFRICA

Securities Law Information. In compliance with South African securities law, the documents listed below are available for review on the Company’s external and internal sites at the web addresses listed below:
1.Boston Scientific Corporation’s most recent Annual Report (Form 10-K): https://www.sec.gov/cgi-bin/browse-edgar?CIK=bsx&owner=exclude&action=getcompany&Find=Search.

2.The Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

3.Boston Scientific Corporation Restricted Stock Unit Award Agreement and Amended and Restated 2011 Long-Term Incentive Plan Q&A Summary Sheet: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

4.Boston Scientific Corporation Equity Award and Acceptance Summary: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.
You acknowledge that you may have copies of the above documents sent to you, at no charge, on written request being mailed to Boston Scientific Corporation, attn: Corporate Compensation, 300 Boston Scientific Way, Marlborough, MA 01752, USA.

You understand that you are advised to carefully read the materials provided before making a decision whether to participate in the Plan and to contact your tax advisor for specific information concerning your personal tax situation with regard to Plan participation.

SOUTH KOREA

Consent to Collection, Processing and Transfer of Personal Data. By electronically accepting this Agreement:

1.You agree to the collection, use, processing and transfer of Data as described in Section 15 of the Agreement; and

2.You agree to the processing of your unique identifying information (resident registration number) as described in Section 15 of the Agreement.

Domestic Broker Requirement. Residents of South Korea may not be permitted to sell foreign securities (such as shares of Stock acquired under the Plan) through non-Korean brokers (such as Morgan Stanley Smith Barney LLC and its affiliates) or deposit funds
–Rev 1.2024

resulting from the sale of shares of Stock in an account with an overseas financial institution. If you wish to sell shares of Stock acquired under the Plan, applicable law may require you to transfer the shares of Stock to a domestic investment broker in Korea and to effect the sale through such broker. You acknowledge and agree that you are solely responsible for engaging a domestic broker, to the extent required. Non-compliance with the requirement to sell shares of Stock through a domestic broker can result in significant penalties. Because applicable law and regulations may change without notice, you should consult with a legal advisor to ensure compliance with applicable law as it relates to your participation in the Plan.

SPAIN

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement.

In accepting the grant of Units, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the Units are granted on the assumption and condition that the Units and the shares of Stock acquired upon vesting of the Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the Units shall be null and void.

You understand and agree that, as a condition of the grant of the Units, your termination of employment for any reason (including the reasons listed below) will automatically result in the loss of the Units to the extent the Units have not vested as of date that you cease active employment. In particular, you understand and agree that any unvested Units as of the date you cease active employment will be forfeited without entitlement to the underlying shares of Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, resignation or retirement prior to the first anniversary of the Grant Date, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the
–Rev 1.2024

Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a termination of employment on your Award.

BY ELECTRONICALLY ACCEPTING THIS AGREEMENT, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

SWEDEN

Tax Withholding. The following provision shall supplement Section 13 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Section 13 of the Agreement, in accepting the grant of the Units, you authorize the Company to withhold shares of Stock or to sell shares of Stock otherwise deliverable to you upon settlement of the Units to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Securities Law Information. Neither this document nor any other materials relating to the Units (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Corporation or a Subsidiary or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority, FINMA.

TAIWAN

Securities Law Information. This Award and the shares of Stock to be issued pursuant to the Plan are available only for Employees. The Award is not a public offer of securities by a Taiwanese company.

THAILAND

No country-specific provisions.

TURKEY

Securities Law Information. Under Turkish law, you are not permitted to sell shares of Stock acquired under the Plan in Turkey. The shares of Stock are currently traded on the New York Stock Exchange, which is located outside Turkey and the shares of Stock may be sold through this exchange.
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UNITED ARAB EMIRATES

Securities Law Information. The Plan is an employee equity incentive plan and is only being offered to select employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents. You should conduct your own due diligence on the securities offered under the Plan. If you do not understand the contents of the Agreement or the Plan, you should consult an authorized financial advisor.

UNITED KINGDOM

Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Section 13 of the Agreement:

Without limitation Section 13 of the Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, you understand that if you are a director or executive officer (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision may not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within 90 days after the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in Section 13 of the Agreement.

Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Award, whether or not as a result of your termination of employment (whether the termination is in breach of contract or
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otherwise), or from the loss or diminution in value of the Award. Upon the grant of your Award, you shall be deemed irrevocably to have waived any such entitlement.

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APPENDIX A
CONSENT LETTER
102 CAPITAL GAIN AWARDS FOR PARTICIPANTS RESIDING IN ISRAEL
Dear Participant,
Boston Scientific Corporation (the “Company”) has elected to apply the capital gains route in accordance with the provisions of Section 102 of the Israeli Income Tax Ordinance (the “Ordinance”) on awards granted under the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan (the “Incentive Plan”) to Israeli Participants (as defined in the Israeli sub-plan to the Incentive Plan (the “Israel Sub-Plan”), which was approved by the Executive Compensation and Human Resources Committee of the Company’s Board of Directors on November 14, 2022) and any future incentive plan implemented by the Company in Israel (“Awards” and “Capital Gains Route”), subject to the Company’s absolute discretion to change such election on future grants, with or without advance notice. Unless otherwise notified to you in writing by the Company, the Awards shall be granted to you under the Capital Gains Route, subject to compliance with the requirements of such tax route.
The Capital Gains Route election will enable you to enjoy lower tax rates on a portion of the income received upon disposition of the shares of Company common stock (“Shares”) issued to you from or in connection to the Awards, provided however that all the requirements under Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 (the “Regulations”) are met.
Below you will find a brief description of the Israeli income tax consequences of the Capital Gains Route. PLEASE NOTE THAT THE SUMMARY BELOW IS ONLY A BRIEF SUMMARY THAT DOES NOT COVER ALL THE PROVISIONS OF SECTION 102 OF THE ORDINANCE AND THE REGULATIONS AND IS NOT INTENDED TO PROVIDE ANY TAX ADVICE. IN ADDITION, THE TAX LAWS AND REGULATIONS DESCRIBED HEREIN ARE SUBJECT TO CHANGE. THEREFORE, IT IS RECOMMENDED THAT YOU CONSULT WITH A TAX ADVISER BEFORE ACCEPTING THE TERMS OF THIS CONSENT LETTER OR BEFORE ACCEPTING ANY AWARDS OR DISPOSING OF SHARES.
The main restrictions that are included under Section 102 of the Ordinance are as follows:
(1) Your Awards and the Shares issued under such Awards will be held in trust or controlled by a trustee for at least a period determined in Section 102 under the Capital Gains Route (“Required Holding Period”) (currently twenty-four months from the date in which the Awards were granted to you).
(2) During the Required Holding Period you will not be able to sell, pledge, release from trust or otherwise perform any transaction in connection to the Awards or Shares granted to you.
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Provided that all conditions set by the Ordinance under the Capital Gains Route are met, including the above conditions, you will, in general, be taxed as follows:
•The fair market value of the underlying Shares at grant will be treated as ordinary income subject to income tax and employee/employer social insurance contributions (to the extent the applicable contribution ceiling has not been exceeded). For tax purposes, the fair market value of the Shares at grant is deemed to be the average price of the Shares over the 30 trading days preceding the grant.
•The remainder of the gain, if any, will be treated as a capital gain and will be taxed at the capital gains tax rate of 25%.  No social insurance contributions will be due on this portion of the gain.
In addition, a surtax may be imposed if your income is in excess of the applicable annual threshold.
If the Company were to permit you to sell your Shares, or release the Shares from trust, before the end of the Holding Period, you will immediately be subject to income tax on the gain, at your marginal income tax rate, and will be also required to pay social security and health tax contributions on all your profit.
In order to enable you to enjoy the benefits of the Capital Gains Route, please express your acceptance and confirmation of the following terms, by accepting the Award through the electronic acceptance procedures established by the Company:
1.    I undertake to comply with all the terms and conditions set under Section 102 of the Ordinance with regard to the Capital Gains Route and the Regulations.
2.    I have had the opportunity to obtain the advice of counsel prior to accepting this Consent Letter. I am familiar with and understand the provisions of Section 102 of the Ordinance in general, and the tax arrangement under the Capital Gains Route in particular, and agree to comply with such provisions, as amended from time to time.
3.    I agree that Awards granted to me, and the Shares that may be derived from such Awards, will be held or controlled by a trustee for at least the duration of the Required Holding Period, as determined in Section 102 under the Capital Gains Route (currently twenty-four months from the date in which the Awards were granted).
4.    I agree to the trust deed signed between the Company, my employer and the trustee available at Trust Deed RSU-Stock Option - Hebrew.pdf.
5.    I understand that any release of such Awards or Shares from trust, or any sale of the Shares prior to the termination of the Required Holding Period, will result in taxation at my marginal tax rate, in addition to deductions of appropriate social security and health tax contributions.
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6.    I authorize the Company and/or my employer to provide the trustee with any information required for administrating the grant of the Awards, including without limitation information about my Awards, income tax rates, salary bank account, contact details and identification number and any reasonable information required by the trustee.
7.     I declare that I am a resident of the state of Israel for tax purposes and agree to notify the Company upon any change in the residence address and acknowledge that if I cease to be an Israeli resident or if my engagement with the Company or any affiliate is terminated, the Awards and underlying Shares shall remain subject to Section 102, the trust agreement and the applicable equity plan and grant document.
8.    I understand and agree that until the Company will determine otherwise, my acceptance of the terms of this Consent Letter will be sufficient, to apply to all potential future grants of Awards. I hereby confirm that by accepting this Consent Letter, I will be deemed to have elected to accept the terms and conditions herein in respect of any such potential future grant of Awards.
9.     I acknowledge, understand and agree that the Awards are an extraordinary, one-time benefit granted to me, and do not create any contractual or other right to receive future grant of Awards.
10.     I understand that neither the Company nor any of its affiliates guarantee that any Awards granted to me will be eligible for tax benefits pursuant to the Capital Gains Route and I agree that I will not hold the Company and/or any affiliate and/or the trustee liable for any tax consequences relating to my Awards, including any penalties or other negative tax consequences I could receive or be subject to if my Awards do not obtain the Capital Gains Route tax treatment, regardless of the reason for the Capital Gains Route tax treatment not being available.
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